Filed pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-163250

December 2, 2009

CHINA NUOKANG BIO-PHARMACEUTICAL INC.

China Nuokang Bio-Pharmaceutical Inc. has filed a registration statement on Form F-1, including a prospectus, with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Nuokang has filed with the SEC for more complete information about Nuokang and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents Nuokang has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Nuokang, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: +1-888-449-2342 (calling this number is not toll free outside the United States). You may also access Nuokang’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1474952/000119312509242366/df1a.htm .

On November 20, 2009, Nuokang filed its registration statement on Form F-1, which included a preliminary prospectus dated November 20, 2009. This free writing prospectus describes the amendments that were made in Amendment No. 1 to the Form F-1 as filed via EDGAR with the SEC on November 25, 2009. All references to page numbers are to the page numbers in the preliminary prospectus, which formed part of Amendment No. 1.

Corporate Information

The second sentence of the second paragraph under “Prospectus Summary – Corporate Information” on page 10 has been amended to add www.nkbp.com as another corporate website address of Nuokang:

Our corporate website addresses are www.nkbp.com and www.lnnk.com.

Share-Based Compensation

The disclosure relating to share-based compensation on page 75 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Share-based Compensation – Shares options issued to non-employees” has been amended to add the following paragraph:

Upon the completion of this offering and assuming an offering price per share of $1.375, which is the mid-point price per share based on the proposed ADS offering price range, we expect to incur an estimated amount of RMB6.0 million ($0.9 million) of share-based compensation expenses relating to the 960,000 options granted to non-employees. The actual compensation expense will be determined using an option pricing model which takes into account a number of variables including the fair value of our ordinary shares at the measurement date. Accordingly, should the actual offering price per share differ from our expectation, the amount of share-based compensation expense relating to the non-employee options may change and such change could be material.

Fees and Expenses

In the Form F-1 filed on November 20, 2009, we stated that the selling shareholders would pay the fees and expenses incurred by them in this offering. The disclosure relating to the payment of fees and expenses incurred by the selling shareholders in connection with this offering on page 182 under “Underwriting” and on page 187 under “Expenses Related to This Offering” has been amended as follows:

We have agreed to pay all fees and expenses incurred by us and the selling shareholders in connection with this offering.

The above expenses for this offering and the legal fees and expenses incurred by the selling shareholders in this offering will be borne by us.

Notes to Financial Statements

The first two paragraphs under “Note 22. Share Option Plan – (a) Options granted to employees” in the “Notes to the Consolidated Financial Statements for the years ended December 31, 2006, 2007 and 2008” on page F-49 have been amended and are hereby set forth in their entirety as follows:

The following table summarized the Company’s employee share option activity under the 2007 Option Plan:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		(US$)	(Years)	(US$’000)
Outstanding, January 1, 2007	—	—
Granted	5,500,000	0.4613
Exercised	—	—
Forfeited	—	—

Outstanding, December 31, 2007	5,500,000	0.4613	6.47	1,039

Expected to vest at December 31, 2007	5,421,900	0.4613	6.47	1,024

Exercisable at December 31, 2007	—

Granted	1,200,000	0.7250
Exercised	—	—
Forfeited	220,000	0.5812

Outstanding, December 31, 2008	6,480,000	0.5061	5.61	1,896

Expected to vest at December 31, 2008	6,164,235	0.5061	5.61	1,798

Exercisable at December 31, 2008	1,345,000

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value for accounting purposes of the underlying stock at each reporting date, for those awards that have an exercise price currently below the fair value of the Company’s shares. As of December 31, 2008, the Company has options outstanding to purchase an aggregate of 6,330,000 shares with an exercise price below the fair value of the Company’s shares, resulting in an aggregate intrinsic value of RMB12,939,977 (US$1,895,634).

The first two paragraphs under “Note 22. Share Option Plan – (b) Share options issued to non-employees” in the “Notes to the Consolidated Financial Statements for the years ended December 31, 2006, 2007 and 2008” on page F-51 have been amended and are hereby set forth in their entirety as follows:

The following table summarized the Company’s non-employee share option activity under the 2007 Option Plan:

	Number of options	Weighted average exercise price	Aggregate intrinsic value
		(US$)	(US$’000)
Outstanding, January 1, 2007	—	—
Granted	960,000	0.4613
Exercised	—	—
Forfeited/ Cancelled	—	—

Outstanding, December 31, 2007	960,000	0.4613	181

Expected to vest at December 31, 2007	960,000	0.4613	181

Exercisable at December 31, 2007	—

Exercised	—	—
Forfeited/ Cancelled	—	—

Outstanding, December 31, 2008	960,000	0.4613	324

Expected to vest at December 31, 2008	960,000	0.4613	324

Exercisable at December 31, 2008	—

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value for accounting purposes of the underlying stock at each reporting date, for those awards that have an exercise price currently below the fair value of the Company’s shares. As of December 31, 2008, the Company has options outstanding to purchase an aggregate of 960,000 shares with an exercise price below the fair value of the Company’s shares, resulting in an aggregate intrinsic value of RMB2,210,378 (US$323,808).

The first two paragraphs under “Note 14. Share Option Plan – (a) Options granted to employees” in the “Notes to the Unaudited Interim Condensed Consolidated Financial Statements as of December 31, 2008 and September 30, 2009 and for the nine-month periods ended September 30, 2008 and 2009” on page F-83 have been amended and are hereby set forth in their entirety as follows:

The following table summarized the Company’s employee share option activity under the 2007 Option Plan:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		(US$)	(Years)	(US$’000)
Outstanding, December 31, 2008 and January 1, 2009	6,480,000	0.5061	5.61	1,896

Granted	—
Exercised	—
Forfeited	150,000	0.4613

Outstanding, September 30, 2009	6,330,000	0.5071	4.86	3,405

Expected to vest at September 30, 2009	6,127,500	0.5071	4.86	3,296

Exercisable at September 30, 2009	1,345,000

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value for accounting purposes of the underlying stock at each reporting date, for those awards that have an exercise price currently below the fair value of the Company’s shares. As of September 30, 2009, the Company has options outstanding to purchase an aggregate of 6,330,000 shares with an exercise price below the fair value of the Company’s shares, resulting in an aggregate intrinsic value of RMB23,245,832 (US$3,405,384).

The first two paragraphs under “Note 14. Share Option Plan – (b) Share options issued to non-employees” in the “Notes to the Unaudited Interim Condensed Consolidated Financial Statements as of December 31, 2008 and September 30, 2009 and for the nine-month periods ended September 30, 2008 and 2009” on page F-85 have been amended and are hereby set forth in their entirety as follows:

The following table summarized the Company’s non-employee share option activity under the 2007 Option Plan:

	Number of options	Weighted average exercise price	Aggregate intrinsic value
		(US$)	(US$’000)
Outstanding, December 31, 2008 and January 1, 2009	960,000	0.4613	324

Exercised	—	—
Forfeited/ Cancelled	—	—

Outstanding, September 30, 2009	960,000	0.4613	560

Expected to vest at September 30, 2009	960,000	0.4613	560

Exercisable at September 30, 2009	—

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated fair value for accounting purposes of the underlying stock at each reporting date, for those awards that have an exercise price currently below the fair value of the Company’s shares. As of September 30, 2009, the Company has options outstanding to purchase an aggregate of 960,000 shares with an exercise price below the fair value of the Company’s shares, resulting in an aggregate intrinsic value of RMB3,825,730 (US$560,448).